Exhibit 4.15

SHARE SALE AND

PURCHASE AGREEMENT

Dated 12 July 2022

BIT Mining Limited

(the “Seller”)

Manful Kingdom Limited

萬豐興業有限公司

(the “Buyer”)

CONTENTS

1.	INTERPRETATION		2
	1.1	Definitions	2
2.	SALE AND PURCHASE OF SALE SHARES		5
	2.1	Sale and purchase	5
	2.2	Free from Encumbrance	6
	2.3	Seller’s covenant	6
	2.4	Buyer’s covenant	6
3.	PAYMENT OF PURCHASE PRICE		6
4.	CONDITIONS PRECEDENT		6
5.	COMPLETION		7
	5.1	Time and place of Completion	7
	5.2	Seller’ Obligations at Completion	8
	5.3	Buyer’s Obligations at Completion	8
	5.4	Simultaneous actions at Completion	9
	5.5	Post-Completion undertaking	9
6.	UNDERTAKINGS PENDING COMPLETION		9
7.	SELLER’S WARRANTIES AND UNDERTAKINGS		10
	7.1	Accuracy	10
	7.2	Separate Warranties	10
	7.3	Survival	10
	7.4	Matters disclosed	11
	7.5	Knowledge qualifier	11
	7.6	Claims on Warranties	11
	7.7	Waiver of Claims	11
8.	BUYER’S WARRANTIES AND UNDERTAKINGS		12
	8.1	Accuracy	12
	8.2	Separate Warranties	12
	8.3	Survival	12
9.	DEFAULT AND TERMINATION		12
	9.1	Termination	12
	9.2	Default by a party to Complete	12
	9.3	Effect of termination	13
10.	INDEMNITY		13
11.	CONFIDENTIALITY		13
	11.1	Confidential Information	13
	11.2	Disclosure of Confidential Information	14
	11.3	Use of Confidential Information after Completion	14
12.	COSTS AND STAMP DUTY		14
	12.1	Legal costs	14
	12.2	Stamp duty	14

i

13.	GENERAL		14
	13.1	Notices	14
	13.2	No assignment	15
	13.3	Discretion in exercising rights	15
	13.4	Failure to exercise rights	15
	13.5	No liability for loss	15
	13.6	Approvals and consents	16
	13.7	Remedies cumulative	16
	13.8	Rights and obligations are unaffected	16
	13.9	Variation and waiver	16
	13.10	Indemnities	16
	13.11	Further steps	16
	13.12	Governing law and submission to jurisdiction	16
	13.13	Serving documents	16
	13.14	Counterparts	17
	13.15	Announcements	17
	13.16	References to certain general terms	17
	13.17	Next Business Day	18
	13.18	Headings	18
	13.19	Entire agreement	18
SCHEDULE 1 ‐ DETAILS OF SALE SHARES, SUBSIDIARIES, ASSOCIATED COMPANIES AND JOINT VENTURES OF THE COMPANY			19
SCHEDULE 2 ‐ SELLER’S WARRANTIES			20
SCHEDULE 3 ‐ BUYER’S WARRANTIES			34
SIGNING PAGES
ANNEXURES

ii

DETAILS

Parties	The Seller and the Buyer

Seller	Name	BIT Mining Limited
(formerly known as 500.com Limited)

	Incorporated in	Cayman Islands

	Address	PO Box 309, Ugland House Grand Cayman, KY1-1104 Cayman Islands

	Email	yub@btcm.group

	Attention	The Board of Directors

Buyer	Name	Manful Kingdom Limited
萬豐興業有限公司

	Incorporated in	Hong Kong

	Address	Unit 1205, 12/F. Tower 1, Lippo Centre No. 89 Queensway Admiralty Hong Kong

	Email	manful.kingdom@gmail.com

	Attention	The Board of Directors

Recitals	A.	The Company was incorporated in the Cayman Islands with limited liability whose shares are listed on the Stock Exchange under the stock code of 8198.

	B.	The Seller has agreed to sell, and the Buyer has agreed to buy, the Sale Shares on the terms of this Agreement.

DETAILS

1.	INTERPRETATION

1.1	Definitions

These  meanings,  together  with  the  meanings  in  the  Details,  apply  unless  the  contrary intention appears.

Accounting  Standards  means  all  accepted  accounting  principles  which  are  generally applicable in the place of incorporation of a corporation.

Affiliate means:

(a)

with respect to any person other than a natural person, any other person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such person, including without limitation any investment funds managed by such person or such other person that, directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such person; and

(b)	with respect to any natural person:

(i)	any other person that directly or indirectly through one or more intermediaries is Controlled by such natural person;

(ii)

any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in- law or sister-in-law of that natural person or his spouse, including adoptive relationships; or

(iii)

the trustees, acting in their capacity as such trustees, of any trust of which that natural person or any natural person within paragraph (b)(ii) of this definition is a beneficiary or, in the case of a discretionary trust, is a discretionary object.

Agreement means this share sale and purchase agreement (as may be amended or varied from time to time by an agreement in writing duly executed by the parties).

Assets means the assets from time to time used by the Group.

Board means the board of directors of the Company.

Business Day means a day other than a Saturday, Sunday or public holiday in Hong Kong.

Buyer’s Warranties means the warranties and representations of the Buyer set out in clause 8 and Schedule 3 and a “Buyer’s Warranty” means any of the Buyer’s Warranties.

CCASS means the Central Clearing and Settlement System established and operated by Hong Kong Securities Clearing Company Limited, a wholly-owned subsidiary of Hong Kong Exchanges and Clearing Limited.

Companies Ordinance means the Companies Ordinance (Cap 622 of the Laws of Hong Kong) and includes any amendments thereto from time to time.

Company means Loto Interactive Limited.

Completion means completion of the sale and purchase of the Sale Shares in accordance with clause 4 and Complete has a corresponding meaning.

Completion Date has the meaning given to it in clause 5.1.

Conditions Precedent has the meaning given to it in clause 4.1.

Confidential Information means all information disclosed to a party (or to its Related Body Corporate or Representative), either orally or in writing, under or in connection with this Agreement. The term does not include information which:

(a)	is in the public domain other than through breach of this Agreement or an obligation of confidence owed to the discloser or any Related Body Corporate of the discloser;

(b)	was already known to the receiver at the time of that disclosure (unless that knowledge arose from a breach of an obligation of confidentiality); or

(c)

the receiver acquires from a source other than the discloser (or any Related Body Corporate or Representative of the discloser), where that source is entitled to disclose it to the receiver and the receiver is not subject to any confidentiality obligation owed to such discloser.

Control means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of more than 50% of the voting power of such person, through the power to appoint a majority of the members of the board of directors or similar governing body of such person, or through contractual arrangements or otherwise, “Controlled” or “Controls” shall be construed accordingly.

Disclosed means in respect of the Warranties, disclosed (i) in any announcements, circulars, listing documents and other documents published and uploaded by the Company on the website of the Stock Exchange, (ii) in a full, fair, specific and accurate manner elsewhere in this Agreement (including the Annexures), and (iii) any information provided by the Seller to the Buyer in writing prior to the date of this Agreement.

Encumbrance means any mortgage, lien, charge, pledge, option, right to acquire, assignment by way of security, security interest, title retention, preferential right or trust arrangement, claim, covenant, profit á prendre, easement or other security arrangement or any other arrangement having the same effect.

GEM means GEM operated by the Stock Exchange.

GEM Listing Rules means the rules governing the listing of securities on GEM made by the Stock Exchange from time to time.

Government Agency means any governmental, semi-governmental, administrative, fiscal, judicial or quasi-judicial body, department, commission, authority, tribunal, agency or entity.

Governmental Order means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Government Agency.

Group means the Company and its Subsidiaries and Group Member means any of them.

Hong Kong means the Hong Kong Special Administrative Region of the PRC.

Intellectual Property Rights means all intellectual property rights, including all registered and unregistered rights in respect of copyright, designs, circuit layouts, trademarks, know-how, confidential information, patents, inventions, discoveries and domain names.

Joint Announcement has the meaning given to it in clause 4.1.

Last Accounts means:

(a)	the audited balance sheet of the Group as at the Last Balance Date;

(b)	the audited profit and loss statement of the Group for the 12 months ended on the Last Balance Date;

(c)	the audited statement of cash flows of the Group for the 12 months ended on the Last Balance Date; and

(d)	the applicable notes to each of the above required by the Accounting Standards.

Last Balance Date means 31 December 2021.

Law means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Government Agency, in each case as amended, and any and all applicable Governmental Orders.

Long-stop Date means a date falling on the expiry of two months from the date of this Agreement or such other date as the parties to this Agreement may agree in writing.

Material Adverse Effect means any activities or actions which are likely to cause material adverse effect on the condition (financial, legal or otherwise, results of operations and business) of the Group.

Material Contract means a contract for the provision of goods or services to or by a Group Member, the value of which exceeds HK$2,500,000 and the termination of which could have a material impact on the operation, reputation or profitability of the business.

PRC means The People’s Republic of China (for the purpose of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and the Taiwan region).

Purchase Price means HK$78,308,496 (being HK$0.28 per Sale Share), being the total consideration payable by the Buyer to the Seller for the Sale Shares.

Records means originals and copies, in any form, of all books, files, reports, records, correspondence, documents, manuals and other material of or relating to or used in connection with the Group.

Related Body Corporate means, in relation to a body corporate, where a body corporate is:

(a)	a holding company of that body corporate; or

(b)	a Subsidiary of that body corporate; or

(c)	a Subsidiary of a holding company of that body corporate.

Representative of a party means an employee, agent, officer, director, auditor, adviser, partner, associate, consultant, joint venturer or sub-contractor of that party.

Sale Shares means the issued and fully paid-up ordinary shares in the capital of the Company agreed to be sold under this Agreement, details of which are set out in Part 1 of Schedule 1.

Seller’s Warranties means the warranties and representations of the Seller set out in clause 7 and Schedule 2 and a “Seller’s Warranty” means any of the Seller’s Warranties.

SFC means Securities and Futures Commission.

Stock Exchange means The Stock Exchange of Hong Kong Limited.

Subsidiary has the meaning it has in the Companies Ordinance and in relation to the Company, includes all of the body corporates referred to in Part 2 of Schedule 1.

Takeovers Code means the Hong Kong Code on Takeovers and Mergers, as amended, supplemented and/or otherwise modified from time to time.

2.	SALE AND PURCHASE OF SALE SHARES

2.1	Sale and purchase

Subject to the payment of the Purchase Price by the Buyer to the Seller by the Completion Date in accordance with clause 5.3, the Seller agrees to sell the Sale Shares to the Buyer and the Buyer agrees to buy the Sale Shares from the Seller, for the Purchase Price, on the terms and conditions of this Agreement.

2.2	Free from Encumbrance

The Sale Shares must be transferred to the Buyer free from any Encumbrance and with all rights and interests attaching thereto, including but not limited to all dividends or distributions which may be paid, declared or made in respect thereof as at the date of this Agreement. For the avoidance of doubt,  the Buyer will only be entitled to dividend declared after  the Completion Date.

2.3	Seller’s covenant

The Seller covenants with the Buyer not to sell, offer for sale, transfer, assign or grant or allow to exist any other right in relation to the Sale Shares prior to Completion.

2.4	Buyer’s covenant

The Buyer covenants with the Seller that it shall, within a period of two years after the Completion, procure the Company not to take any steps to cancel the options granted to the employees as identified in Annexure D under the share option scheme adopted by the Company on 18 May 2012.

3.	PAYMENT OF PURCHASE PRICE

The Buyer shall pay the Purchase Price to the Seller for the Sale Shares in accordance with clause 5.3.

4.	CONDITIONS PRECEDENT

4.1	Completion is conditional on:

(a)

the SFC and the Stock Exchange having advised that they have no further comment on the joint announcement to be issued by the Company and the Buyer pursuant to Rule 3.5 of the Takeovers Code in connection with the transactions contemplated under this Agreement (the “Joint Announcement”) and the publication of the Joint Announcement on the Stock Exchange’s website;

(b)

the Seller’s Warranties given by the Seller under this Agreement remaining true, accurate and not misleading in any respect or, as the case may be, in any material respect in accordance with clause 7.1 of this Agreement; and

(c)

the issued shares of the Company remaining listed and traded on GEM, and no notification or indication being received from the Stock Exchange or the SFC prior to Completion that the listing and/or trading of the issued shares of the Company on GEM will or may be, for whatever reason, withdrawn or suspended (excluding any suspension for the purpose of obtaining clearance from the SFC or the Stock Exchange for the Joint Announcement.

4.2	For purpose of clause 4.1:

(a)	the Seller shall use all reasonable efforts to ensure that the Conditions Precedent set out in clause 4.1(b) and clause 4.1(c); and

(b)	the Seller shall procure the Company to, and the Buyer shall, use all reasonable efforts to ensure that the Conditions Precedent set out in clause 4.1(a),

are fulfilled as soon as reasonably practicable and in any event, not later than the Long-stop Date. The Seller shall notify the Buyer promptly upon becoming aware of any circumstances which may result in the Conditions Precedents set out in clauses 4.1(b) and 4.1(c) not being satisfied in accordance with this Agreement. The Buyer shall notify the Seller promptly upon becoming aware of any circumstances which may result in the Conditions Precedent set out in clause 4.1(a) not being satisfied in accordance with this Agreement.

4.3

The Conditions Precedent set out in clause 4.1(b) is expressed to be for the benefit of Buyer which Buyer may at any time waive by notice to the Seller. For the avoidance of doubt, the Conditions Precedent set out in clause 4.1(a) shall not, in any circumstances, be waived by any party to this Agreement.

4.4

If the Conditions have not been satisfied (or waived by the Buyer, where applicable) by 5:00 p.m. on the Long-stop Date, the parties shall not be bound to proceed with the purchase and sale of the Sale Shares and this Agreement shall automatically and immediately terminate whereupon the provisions in clause 9.2 shall apply.

5.	COMPLETION

5.1	Time and place of Completion

(a)

Completion shall take place via CCASS in the manner set out below at 11:00 a.m. on the third Business Day after the fulfilment or waiver of the Conditions Precedent at the office of Kwok Yih & Chan, Suite 1501, 15th Floor, Bank of America Tower, 12 Harcourt Road, Central, Hong Kong or at such other date, time or place as the Seller and the Buyer may agree in writing (the “Completion Date”).

(b)	Upon the execution of this Agreement:

(i)

the Seller shall deliver to the Buyer a certified true copy of resolutions of its board of directors authorising the execution, delivery and performance by the Seller of this Agreement and all other transactions contemplated under this Agreement and authorising a person or persons to execute the same and all other documents relating or incidental thereto (under seal, where appropriate) for and on its behalf; and

(ii)

the Buyer shall deliver to the Seller a certified true copy of resolutions of its board of directors authorising the execution, delivery and performance by the Buyer of this Agreement and all other transactions contemplated under this Agreement and authorising a person or persons to execute the same and all other documents relating or incidental thereto (under seal, where appropriate) for and on its behalf.

(c)

On the Business Day immediately before the Completion Date, the Buyer and the Seller shall duly execute the bought and sold notes in respect of the Sale Shares, respectively, and the Seller or its Representative shall procure that the duly executed bought and sold notes shall be delivered to the Stamp Office of the Inland Revenue Department of Hong Kong for stamping in accordance with the Stamp Duty Ordinance (Chapter 117 of the Laws of Hong Kong) (the “Stamp Duty Ordinance”).

5.2	Seller’ Obligations at Completion

At Completion:

(a)

the Seller shall procure that its designated participant (including, where applicable, the placing agents or the settlement agents) for CCASS (the “Seller’s Participant”) gives a delivery against payment instruction to effect a book-entry settlement of the Sale Shares in accordance with the General Rules and the Operational Procedures of CCASS by the debit of the stock account of the Seller’s Participant and the credit of the stock account of Buyer’s designated participant for CCASS, details of which shall be provided by the Buyer to the Seller in writing at least two Business Days prior to the Completion Date, and shall do or cause to be done such further acts in order to ensure the relevant Sale Shares to be so credited;

(b)

the Seller shall deliver to the Buyer a copy of written letters of resignations (in form and substance satisfactory to the Buyer) (the “Resignation Letters”) duly signed and dated by each of the existing directors of the Company with effect from the earliest time permitted by any applicable laws, rules and regulations, the Takeovers Code and the GEM Listing Rules (whichever is the latest) acknowledging and confirming that as of the date of such letters (i) they have no claim for fees, entitlements, salary or compensation for loss of office against the Company; and (ii) they have no disagreement with the board of directors of the Company and there are no matters in respect of their resignations that need to be brought to the attention of the shareholders of the Company provided that the Seller shall deliver the original of the Resignation Letters to the Buyer within seven days after the Completion Date; and

(c)

the Seller shall deliver to the Buyer a copy (provided that the Seller shall deliver the original of the supplemental agreement to the Buyer within seven days after the Completion Date) of a supplemental agreement duly signed and entered between the Company and such employees of the Group as identified in Annexure D who have been granted options (the “Options”) under the share option scheme adopted by the Company on 18 May 2012, in form and substance satisfactory to the Buyer, pursuant to which such employees agree that their Options not exercised within two years after the Completion shall lapse and cease to be exercisable.

5.3	Buyer’s Obligations at Completion

At Completion, the Buyer shall pay to the Seller the Purchase Price and the stamp duty to be borne by the Buyer pursuant to clause 12.2 and paid by the Seller on behalf of the Buyer pursuant to clause 5.1(c) by giving an irrevocable delivery instruction to its designated participant for CCASS on the basis of delivery versus payment in accordance with the General Rules and the Operational Procedure of CCASS. The Buyer shall deliver to the Seller a printed version of the Buyer’s electronic instruction for such payment at Completion.

5.4	Simultaneous actions at Completion

In respect of Completion:

(a)	the obligations of the parties under this Agreement are interdependent; and

(b)	unless otherwise stated, all actions required to be performed by a party at Completion are taken to have occurred simultaneously on the Completion Date.

5.5	Post-Completion undertaking

(a)

The Seller shall, to the extent within its power, procure the appointment of such persons nominated by the Buyer as directors of the Company with effect from the earliest time permitted by any applicable laws, rules and regulations, the Takeovers Code and the GEM Listing Rules (whichever is the latest).

(b)

The Seller shall, to the extent within its power, further procure the proper resignation of such directors of the Company as referred to in clause 5.2(b)(i) with effect from the earliest time permitted by any applicable laws, rules and regulations, the Takeovers Code and the GEM Listing Rules (whichever is the latest).

(c)	Upon the appointment of the directors nominated by the Buyer becomes effective, the Seller shall deliver the Buyer:

(i)	(Records and common seal) the Records (in respect of the Company only) and the common seal of the Company; and

(ii)

(bank authority) completed bank authorities directed to the bankers of the Company authorising the operation of each of its bank accounts by nominees of the Buyer and terminating the authority of each of the present signatories.

For the avoidance of doubt, the Seller’s undertaking under clause 5.5 shall survive Completion.

6.	UNDERTAKINGS PENDING COMPLETION

The Seller undertakes to the Buyer that from the date of this Agreement until Completion, it will procure that the Group will conduct its business in the ordinary course and except with the prior written consent of the Buyer, it will procure that the Group will not do or agree to do any of the following:

(a)	enter into, modify or terminate any contract having a contract value of HK$250,000 or more or any contract affecting a material part of its business or entering into any unusual or onerous contract;

(b)	dispose of or grant any option in respect of or create any Encumbrance over any of its assets having an aggregate value of HK$250,000 or more, whether in a single or a series of transactions;

(c)	borrowing money or incurring any indebtedness (including granting any guarantee in respect of any borrowing or indebtedness) having a value of HK$250,000 or more;

(d)	make any material change in the nature or organisation of its business;

(e)	discontinue or cease to operate all or a material part of its business;

(f)	reduce its share capital or purchase or redeem its own shares;

(g)	save as issuance of shares to the holders of share options of the Company upon their exercise of share options of the Company, create, allot or issue any shares, loan capital or other securities;

(h)	create, issue, redeem or grant any option or right to subscribe in respect of any share or loan capital or other securities;

(i)	amend its memorandum or articles of association;

(j)	make any change to the accounting procedures, policies, reference date or treatment by reference to which its accounts or other financial statements are prepared; and

(k)	declare or pay any dividend or make any distribution.

7.	SELLER’S WARRANTIES AND UNDERTAKINGS

7.1	Accuracy

The Seller represents and warrants to the Buyer that, save as Disclosed (i) each Seller’s Warranty in paragraphs 1, 5, 7.2 to 7.5, 13 and 19 of Schedule 2 is correct and accurate and not misleading on the date of this Agreement and will be correct and accurate and not misleading on the Completion Date, as if made on and as at each of those dates, and (ii) each of the Seller’s Warranties (other than those set out in this clause 7.1(i)) is correct and accurate in all material respects and not misleading on the date of this Agreement and will be correct and accurate in all material respects and not misleading on the Completion Date, as if made on and as at each of those dates. The Seller shall not, and shall procure each Group Company not to, do anything which would result in any of the Seller’s Warranties being breached, untrue or misleading at any time up to and including Completion.

7.2	Separate Warranties

Each Seller’s Warranty is to be treated as a separate representation and warranty. Unless otherwise expressly provided under this Agreement and save as Disclosed, the interpretation of any statement made may not be restricted by reference to or inference from any other statement.

7.3	Survival

The Seller’s Warranties shall survive Completion and the rights and remedies of Buyer in respect of any breach of the Seller’s Warranties shall not be affected by Completion, or failing to exercise or delaying the exercise of any right or remedy, except a specific and duly authorised written waiver or release and no single or partial exercise of any right or remedy shall preclude any further or other exercise.

7.4	Matters disclosed

(a)	No knowledge of the Buyer relating to any Group Company (actual, constructive or imputed) prevents or limits a claim made by the Buyer for breach of Warranties.

(b)

The Seller hereby acknowledges that the Buyer is entering into this Agreement in reliance on each Seller’s Warranty, which has also been a representation and with the intention of inducing the Buyer to enter into this Agreement.

(c)

The Seller, to the extent it is within its knowledge, shall inform the Buyer in writing within three (3) Business Days with full details of any fact, matter, event or circumstance which is likely to give rise to a breach of any of the Seller’s Warranties.

(d)

Notwithstanding any other provision to the contrary in this Agreement, the Seller and the Buyer acknowledge and agree that any disclosure which the Seller has provided or may provide after the date of this Agreement shall not in any way prevent or limit a claim which may be made by the Buyer for breach of the Seller’s Warranties.

7.5	Knowledge qualifier

The Seller warrants and undertakes to the Buyer that where the Seller’s Warranties are qualified as being “to the best knowledge of the Seller” or any similar expression, the Seller’s Warranties are deemed to have been made or given to the best of the knowledge, information and belief of the Seller after the Seller has made all due and diligent enquiries.

7.6	Claims on Warranties

The liability of the Seller, in the event of breach of the Seller’s Warranties, (i) shall not in aggregate exceed the Purchase Price; and (ii) shall terminate upon the expiry of a period of 18 months from the date of this Agreement. The Buyer shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same subject matter giving rise to such recovery. Furthermore, the Seller shall not be liable for any breach of the Seller’s Warranties:

(a)	which would not have arisen but for a default on the part of the Buyer of any of the terms of this Agreement; or

(b)	in respect of matters Disclosed.

7.7	Waiver of Claims

The Seller shall not be liable for, and the Buyer shall waive its rights to claim against the Seller (if any), any losses, costs, payments, charges, expenses or other damages (the “Damages”) suffered or incurred by the Buyer after the Completion resulting from or in connection with the business, contracts, liabilities or assets of the Company or any actions, claims, demands, investigations or proceedings made or brought or threatened to be made or brought against the Company after the Completion in respect of matters that incur after the Completion.

8.	BUYER’S WARRANTIES AND UNDERTAKINGS

8.1	Accuracy

The Buyer represents and warrants to the Seller that each Buyer’s Warranty is correct and accurate in all material respects and not misleading on the date of this Agreement and will be correct and accurate in all material respects and not misleading on the Completion Date, as if made on and as at each of those dates. The Buyer shall not do anything which would result in any of the Buyer’s Warranties being breached, untrue or misleading at any time up to and including Completion.

8.2	Separate Warranties

Each Buyer’s Warranty is to be treated as a separate representation and warranty. Unless otherwise expressly provided under this Agreement, the interpretation of any statement made may not be restricted by reference to or inference from any other statement.

8.3	Survival

The Buyer’s Warranties shall survive Completion and the rights and remedies of the Seller in respect of any breach of the Buyer’s Warranties shall not be affected by Completion, or failing to exercise or delaying the exercise of any right or remedy, except a specific and duly authorised written waiver or release and no single or partial exercise of any right or remedy shall preclude any further or other exercise. The Buyer’s Warranties shall terminate upon the expiry of 24 months from the date of this Agreement.

9.	DEFAULT AND TERMINATION

9.1	Termination

This Agreement may be terminated prior to Completion in the following manners:

(a)	by mutual written consent of the parties;

(b)	pursuant to clause 4.4; or

(c)	pursuant to clause 9.2.

9.2	Default by a party to Complete

If the Conditions Precedent have been satisfied and a party does not Complete in accordance with clause 5, other than as a result of default by the other party, the non-defaulting party may give the defaulting party notice requiring it to Complete within 14 days of receipt of the notice. If the defaulting party does not Complete within this period, the non-defaulting party may choose either to (i) proceed to seek and obtain an injunction or for specific performance without proof of actual damage and without prejudice to any of its other rights or remedies or (ii) terminate this Agreement. In either case, the non-defaulting party may seek damages for the default.

9.3	Effect of termination

If this Agreement is terminated under clause 9.1 then, each party retains the rights it has against any other party in connection with any breach or claim that has arisen before termination.

The termination of this Agreement under this clause does not affect any other rights the parties have against one another at law or in equity and clause 11 (“Confidentiality”) and clause 12 (“Costs and stamp duty”) shall survive termination.

10.	INDEMNITY

10.1	The Seller undertakes to indemnify and keep indemnified and hold harmless the Buyer from and against the following:

(a)

all losses, damages, costs and expenses including related legal fees and taxes (including stamp duty and any penalties and/or interest arising in respect of any taxes) actually incurred or suffered as a result of all and any actions, claims (whether or not any such claim involves or results in any actions or proceedings), demands, investigations and proceedings (together the “Actions”) made or brought, prior to Completion, except for any Action(s) or matters for which have been Disclosed (including but not limited to those liabilities and contingent liabilities set out in the Management Accounts under paragraph 6.3 in Schedule 2 of this Agreement) or payments which are made in the ordinary course of the Company’s business, against the Company and/or any of Group Member; and

(b)

all losses or damages which are actually suffered or incurred by the Buyer, arising out of or in connection with any default in the performance of the Seller’s obligations under this Agreement, including due to a breach of the Seller’s Warranties under this Agreement.

10.2	Limitation of Indemnity

The indemnities provided for in this clause 10 are subject to the limitations as set out in clause 7.6 of this Agreement. Clause 10.1(a) shall only become effective and enforceable upon the Completion.

11.	CONFIDENTIALITY

11.1	Confidential Information

Until Completion, no Confidential Information may be disclosed to any person except:

(a)	to the parties’ Representatives, or those of their respective Related Bodies Corporate (and their Representatives), requiring the information for the purposes of this Agreement;

(b)	to the Buyer’s proposed lenders, investors, professional advisers and their respective Representatives, if applicable;

(c)	with the consent of the other party; or

(d)	if the parties are required to do so by law, a stock exchange or any regulatory authority.

11.2	Disclosure of Confidential Information

Until Completion, if the parties disclose Confidential Information under clause 11.1(a), (b) or (c), it must use reasonable endeavours to ensure that the recipients do not disclose it except in the circumstances permitted in clause 11.1.

11.3	Use of Confidential Information after Completion

Following Completion, the Seller must not use or disclose any Confidential Information, except for the purpose of performing its obligations under this Agreement or as otherwise required by law.

12.	COSTS AND STAMP DUTY

12.1	Legal costs

Each party agrees to pay its own legal and other costs and expenses in connection with the negotiation, preparation, execution and completion of this Agreement and other related documentation.

12.2	Stamp duty

Each party agrees to pay all stamp duty (including fines and penalties) chargeable, payable or assessed in relation to this Agreement and the transfer of the Sale Shares in equal proportion.

13.	GENERAL

13.1	Notices

(a)	Notices under this Agreement must be in writing.

(b)	Delivery

Notices must be:

(i)	left at the physical address set out or referred to in the Details;

(ii)	sent by prepaid ordinary post (airmail if appropriate) to the address set out or referred to in the Details;

(iii)	sent by email at the email address as set out or referred to in the Details; or

(iv)	given in any other way permitted by applicable laws.

However, if the intended recipient has notified the other party of a changed physical address or email address in writing, then the communication must be to that physical address or email address.

(c)	When effective

Notices take effect from the time such notices are received unless a later time is specified.

(d)	Receipt - post

If sent by post, they are taken to have been received three days after posting.

(e)	Receipt - email

If sent by email, they are taken to have been received at the time upon successful delivery of at the email address of the relevant party.

(f)	Receipt - general

Notwithstanding clauses 13.1(d) and clause 13.1(e), if a notice is received after 5:00 p.m. in the place of receipt or on a non Business Day, it is taken to be received at 9:00 a.m. on the next Business Day.

13.2	No assignment

A party must not assign or otherwise deal with its rights under this Agreement or allow any interest in them to arise or be varied, in each case without the consent of the other party. That consent must not be unreasonably withheld or delayed.

13.3	Discretion in exercising rights

A party may exercise a right or remedy or give or refuse its consent in any way it considers appropriate (including by imposing conditions), unless this Agreement expressly states otherwise.

13.4	Failure to exercise rights

Except as otherwise set out in this Agreement, any partial exercise, failure to exercise, or delay in exercising, a right or remedy provided under this Agreement or by law does not operate as a waiver or prevent or restrict any further or other exercise of that or any other right or remedy in accordance with this Agreement.

13.5	No liability for loss

Except as otherwise set out in this Agreement, a party is not liable for loss caused by the exercise or attempted exercise of, failure to exercise, or delay in exercising a right or remedy that is available to it under this Agreement.

13.6	Approvals and consents

By giving its approval or consent a party does not make or give any warranty or representation as to any circumstance relating to the subject matter of the consent or approval.

13.7	Remedies cumulative

The rights and remedies provided in this Agreement are in addition to other rights and remedies given by law independently of this Agreement.

13.8	Rights and obligations are unaffected

Rights given to the parties under this Agreement and the parties’ liabilities under it are not affected by anything which might otherwise affect them by law.

13.9	Variation and waiver

A provision of this Agreement or a right created under it, may not be waived or varied except in writing, signed by the party or parties to be bound.

13.10	Indemnities

The indemnities in this Agreement are continuing obligations, independent from the other obligations of the Seller under this Agreement and, subject to the terms of this Agreement, continue after Completion. It is not necessary for a party to incur expense or make payment before enforcing a right of indemnity under this Agreement.

13.11	Further steps

Each party agrees, at its own expense, to do anything the other party asks (such as obtaining consents, signing and producing documents and getting documents completed and signed) as may be necessary or desirable to give full effect to the provisions of this Agreement and the transactions contemplated by it.

13.12	Governing law and submission to jurisdiction

This Agreement is governed by the laws of Hong Kong. Each party submits to the exclusive jurisdiction of Hong Kong.

13.13	Serving documents

Without preventing any other method of service, any document in an action may be served on a party by being delivered to or left at that party’s address in the Details.

13.14	Counterparts

This Agreement may consist of a number of copies, each signed by one or more parties to the agreement. If there are a number of signed copies they are treated as making up the one document and the date on which the last counterpart is executed is the date of the agreement. A party may execute this Agreement and the documents referred to herein on an email copy counterpart and deliver his/its signature and/or seal by email provided that such party shall deliver his/its original signature and/or seal within 7 days from the date of execution of this Agreement or, as the case may be, the date of execution of the relevant document.

13.15	Announcements

Unless required by laws or the rules of a stock exchange, or otherwise agreed, no announcement will be made about this transaction until after Completion.

13.16	References to certain general terms

Unless the contrary intention appears, a reference in this Agreement to:

(a)	(variations or replacements) a document (including this Agreement) includes any variation or replacement of it;

(b)	(clauses, annexure and schedules) a clause, annexure or schedule is a reference to a clause in or annexure or schedule to this Agreement;

(c)	(reference to statutes) a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(d)

(law) means common law, principles of equity and laws made by parliament (and laws made by parliament include State, Territory and Commonwealth laws and regulations and other instruments under them, and considerations, amendments, re-enactments or replacements of any of them);

(e)	(singular includes plural) the singular includes the plural and vice versa;

(f)	(person) the word “person” includes an individual, a firm, a body corporate, a partnership, joint venture, an unincorporated body or association, or any Government Agency;

(g)	(executors, administrators, successors) a particular person includes a reference to the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns;

(h)	(two or more persons) an agreement, representation or warranty in favour of two or more persons is for the benefit of them jointly and each of them individually;

(i)	(dollars) Hong Kong dollars, dollars, HK$ is a reference to the lawful currency of Hong Kong;

(j)	(accounting terms) an accounting term is a reference to that term as it is used in the Accounting Standards; and

(k)

(meaning not limited) the words “include”, “including”, “for example” or “such as”, when introducing an example, do not limit the meaning of the words to which the example relates to that example or examples of a similar kind.

13.17	Next Business Day

If an event must occur on a stipulated day which is not a Business Day then the stipulated day will be taken to be the next Business Day.

13.18	Headings

Headings (including those in brackets at the beginning of paragraphs) are for convenience only. They do not affect the interpretation of this Agreement.

13.19	Entire agreement

This Agreement constitutes an entire agreement between the parties hereto with respect to the matters dealt with herein and supersedes any previous memorandums, agreements, arrangements, statements or transactions between the parties hereto in relation to the subject matters hereof.

13.20	Process agent

The Seller hereby irrevocably appoints 500 HK Limited of Units 813&815, Level 8, Core F, Cyberport 3, 100 Cyberport Road, Hong Kong as its agent to receive and acknowledge on its behalf service of any writ, summons, order, judgment or other notice of legal process in Hong Kong. If for any reason any of the appointed agent (or its successor) no longer serves as the agent for this purpose, the Seller shall promptly appoint a successor agent and notify the Buyer hereto. The Seller agrees that any such legal process shall be sufficiently served on it if delivered to its agent at its address for the time being in Hong Kong whether or not such agent gives notice thereof to the appointor.

13.21	Contracts (Rights of Third Parties) Ordinance

No person other than the Seller and the Buyer shall have any rights under the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong) to enforce or enjoy the benefit of any of the provisions of this Agreement.

EXECUTED as an agreement

SCHEDULE 1

DETAILS OF SALE SHARES, SUBSIDIARIES, ASSOCIATED COMPANIES AND
JOINT VENTURES OF THE COMPANY

Part 1: Sale Shares

The details of the Sale Shares are held by the Seller as follows:

Seller	Class of Sale Shares	No. of fully-paid Share	Approximate percentage of the issued share capital of the Company as at the date of this Agreement

BIT Mining Limited	Ordinary	279,673,200	51%

Part 2: Subsidiaries and associated companies of the Company

The Subsidiaries and associated companies of the Company are set out in Annexure A.

SCHEDULE 2

SELLER’S WARRANTIES

PART A - TITLE WARRANTIES

1.	SHARES

1.1	Proportion of capital

The Sale Shares represent approximately 51% of the issued capital of the Company as at the Completion.

1.2	Title

The Seller is the registered and beneficial owner of, and has valid title to, the Sale Shares. Upon the delivery of and payment for the Sale Shares at Completion, the Buyer will receive valid title (including full beneficial ownership) to the Sale Shares free and clear of any Encumbrances or restrictions on transfer.

1.3	No Encumbrance

There are no Encumbrances over the Sale Shares.

1.4	No restriction

There is no restriction on the transfer of the Sale Shares to the Buyer on the terms of this Agreement.

1.5	Consents

The Seller has obtained all consents necessary to enable it to transfer the Sale Shares to the Buyer.

1.6	Details of the Sale Shares, Subsidiaries, associated companies and joint ventures of the Company

Schedule 1 contains complete, accurate and up-to-date details of the Sale Shares, the Subsidiaries, associated companies and joint ventures of the Company.

2.	CORPORATE INFORMATION

2.1	Redemptions, reductions, financial assistance and buy-backs

The Company:

(a)	has not or is not under any obligation to redeem or repay any share capital;

(b)	has not or is not under any obligation to reduce its share capital or pass any resolution for the reduction of its share capital;

(c)	has not agreed or offered, whether or not subject to any condition, to do any of the matters referred to in paragraph (a) or (b);

(d)	has not given any financial assistance with respect to the acquisition of any of its shares; or

(e)	is not under any obligation or has offered, whether or not subject to any condition, to buy-back any of its shares.

2.2	No breach

The entry into this Agreement and the transfer of the Sale Shares under it does not breach any obligation or agreement binding on the Seller.

3.	SELLER’S POWER AND AUTHORITY

3.1	Status

The Seller is a company duly incorporated under the Laws of the place of its incorporation, validly existing and in good standing under the Laws of the place of its incorporation.

3.2	Authority

Subject to clause 5.1(b)(i), the Seller has all authorisation and approval required by Law, and has taken all action which is necessary to authorise them to enter into and perform their obligations under this Agreement.

3.3	Power

The Seller has the legal right and power, without any further consent of any other person, to enter into and perform its obligations under this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement.

3.4	Binding obligations

This Agreement constitutes legal, valid and binding obligations of the Seller, enforceable against it in accordance with its terms.

3.5	Governmental Authorisation

The execution and delivery of any transaction documents by the Seller do not, and the performance of such transaction documents by the Seller and the consummation by the Seller of the transactions contemplated thereby will not, require any governmental authorisation, or filing with or notification to, any Government Agent, except for such as have been obtained or made.

3.6	No contravention

This Agreement and the performance by the Seller of its obligations under it, do not breach any applicable law or any Encumbrance or document which is binding on the Seller.

4.	GROUP’S INCORPORATION

Each Group Member has been incorporated/ established/formed (as the case may be) in accordance with the laws in its place of incorporation and is validly subsisting under those laws.

PART B - OTHER WARRANTIES

5.	COMPLIANCE AND SOLVENCY

5.1	Power

Each Group Member has the power to own its Assets and to carry on its business as it is now being conducted.

5.2	Compliance with constituent documents

The business and the affairs of each Group Member have at all times been and continue to be conducted in accordance with their respective constitutions.

5.3	Offences

So far as the Seller is aware, no Group Member and no director or secretary of any Group Member has ever committed or been charged with or convicted of any criminal offence.

5.4	Insolvency

The Company is solvent. No Group Member is insolvent under the insolvency laws of any jurisdiction applicable to it or is unable to pay, or has stopped paying, its debts as they fall due, and the assets of each Group Member exceeds its liabilities.

Save as Shenzhen Lewan Xuxian Information Technology Co., Ltd. (深圳乐玩无限信息技术 有限公司) which is expected to be deregistered in September 2022, no order has been made or resolution passed for the winding up of any Group Member and no provisional liquidator has been appointed in respect of any of them. No petition has been presented or meeting convened for the purposes of winding up any Group Member and no step has been taken to initiate any process by or under which the ability of the creditors of a Group Member to take any action to enforce their debts is suspended, restricted or prevented, or some or all of the creditors of a Group Member accept, by agreement or pursuant to a court order or any ruling by a competent body, an amount less than the sums owing to them in satisfaction of those sums. No Group Member has become subject to any analogous event, proceedings or arrangements under the laws of any applicable jurisdiction or other process which could lead to such Group Member being dissolved and its assets being distributed.

No administrator, administrative receiver or any other receiver or manager has been appointed by any person in respect of any Group Member or all or any of its assets and no steps have been taken to initiate any such appointment. No analogous appointments have been made or initiated under the laws of any applicable jurisdiction for the management of the affairs, business or assets of any Group Member.

5.5	Absence of existing defaults and conflicts

None of the Group Members is (i) in violation of its respective constitutive documents, (ii) in breach or violation of or in default under any Government Agency; or (iii) in breach or violation of or in default under any existing obligation, agreement, covenant or condition contained in any Material Contract to which any of the Group Members is a party.

6.	FINANCIAL STATEMENTS

6.1	Last Accounts

The Last Accounts:

(a)	were prepared in accordance with the requirements of the Companies Ordinance (as applicable) and any other applicable laws and in accordance with the Accounting Standards; and

(b)	to the best knowledge of the Seller, give a true and fair view of each of the financial position and the performance of each Group Member for the financial period ended on the Last Balance Date.

6.2	Preparation of Last Accounts

The Last Accounts were prepared:

(a)	on a consistent basis with the audited accounts for the prior 2 financial years; and

(b)	without revaluing upwards any Assets during the period which is the subject of the Last Accounts.

6.3	Management accounts

The management accounts of the Group, which consist of (i) the unaudited consolidated balance sheets or statements of financial position of the Group as at 30 June 2022 and (ii) the unaudited consolidated statements of profit and loss from the Last Balance Date to 30 June 2022, copies of which are attached as Annexure B (the “Management Accounts”):

(a)

to the best knowledge of the Seller, give a true and fair view of the assets, liabilities and financial position and affairs generally of the Group as at the date to which such accounts relate and of the trading record and profit or loss of the Group in respect of the financial period for which they were prepared;

(b)

are not affected by any extraordinary, unusual, exceptional or non-recurring items, by inconsistencies of accounting practices, by transactions entered into otherwise than on normal commercial terms or by any factors rendering the profit or loss of the Group exceptionally high or low;

(c)	contain no material inaccuracies and do not overstate the book value of any asset nor understate the book value of any liability;

(d)

were prepared prudently, in accordance with the requirements of the Companies Ordinance (as applicable) and any other applicable laws and in accordance with the Accounting Standards; and in a manner fully consistent with that used in preparing the Last Accounts;

(e)	make full provisions for all doubtful receivables and all bad receivables have been written off in accordance with applicable Accounting Standards;

(f)	make full and complete disclosure of related party transactions and balances in accordance with applicable Accounting Standards;

(g)	make full provisions of the payables and complete disclosure of outstanding and contingent liabilities in accordance with applicable Accounting Standards;

(h)	make full and complete disclosure of capital commitment in accordance with applicable Accounting Standards;

(i)	make full provision of liabilities and is complete and accurate in accordance with applicable Accounting Standards; and

(j)	there are no unrecorded nor off-balance sheet liabilities which are not disclosed in accordance with applicable Accounting Standards.

6.4	No change in accounting policy

No change has been made to the accounting policies or to any other accounting treatment (including, for the avoidance of doubt, any estimation techniques or approaches to the exercise of accounting discretion or judgment) of any Group Member.

6.5	Conduct since the Last Balance Date

Since the Last Balance Date:

(a)

the Group’s business has been conducted in the ordinary course and save for (i) those disclosed in the announcements of the Company since the Last Balance Date and the quarterly report of the Company for the three months ended 31 March 2022, (ii) the provision for impairment of fixed assets caused by the Group’s plan to relocate the machinery and equipment of the two big data centres, operated by Ganzi Changhe Hydropower Consumption Service Co., Ltd. (甘孜州長河水電消納服務有限公司) and Sichuan Lecai Yuntian Network Technology Co., Ltd. (四川省樂彩雲天網絡科技 有限公司), and (iii) the provision for impairment of assets of Aladdin L2 mining machines (阿拉丁 L2  矿机) and two mining farms in Sichuan Province, namely Changheba mining farm (长河坝矿场) and Huangjinping mining farm (黄金坪矿场), there has been no material adverse change in the financial or trading position or prospects of its business;

(b)

no dividend, bonus issue or other distribution or repayment of any loan is in arrears or has been declared, made or paid by the Company or any Group Member, except as provided for in the Last Accounts;

(c)	no Group Member has issued or agreed to issue any share or loan capital or other similar interest; and

(d)	the Company has not passed any special resolution, except as contemplated by this Agreement.

6.6	No undisclosed material liabilities

There are no liabilities of the Group of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable, unquantified, disputed or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities provided for in the Management Accounts; and other undisclosed liabilities which, individually or in the aggregate, are not material to the business of the Group.

6.7	Absence of Material Adverse Change

Since the Last Balance Date, the businesses of the Group have been conducted by the Seller and the Group in the ordinary course consistent with past practices and there has been no development or event that would, individually or in the aggregate, results in a Material Adverse Effect on any Group Member, saved for (i) those disclosed in the announcements of the Company since the Last Balance Date and the quarterly report of the Company for the three months ended 31 March 2022, (ii) the provision for impairment of fixed assets caused by the Group’s plan to relocate the machinery and equipment of the two big data centres, operated by Ganzi Changhe Hydropower Consumption Service Co., Ltd. (甘孜州長河水電消 納服務有限公司) and Sichuan Lecai Yuntian Network Technology Co., Ltd. (四川省樂彩雲 天網絡科技有限公司); (iii) the provision for impairment of assets of Aladdin L2 mining machines (阿拉丁 L2 矿机) and two mining farms in Sichuan Province, namely Changheba mining farm (长河坝矿场) and Huangjinping mining farm (黄金坪矿场).

6.8	Records are up-to-date

All accounting and other records of each Group Member are up to date and have been fully, properly and accurately maintained and are in the possession of the relevant Group Member.

6.9	Cash, receivables and payables

As at 12:01 a.m. on the date of this Agreement, the Company has:

(a)	Cash in the amount of HK$29,083,000;

(b)	Total receivables in the amount of HK$72,791,000; and

(c)	Total payables in the amount of HK$17,380,000.

7.	BUSINESS

7.1	Business

The principal business of the Group includes (i) the provision of data analysis and storage services, (ii) data processors leasing services and (iii) money lending business in Hong Kong.

7.2	Licences, consents and authorisations

Each Group Member holds all licences, consents, certificates, permissions and authorisations (collectively, the “Licences”) required for the carrying on of its business and use of the Properties as they are currently being carried on and used. Each of such Licences is in full force and effect and unconditional or subject only to conditions that have been satisfied.

There is and has been no material breach of any term or condition of any of the Licences. There are no circumstances which indicate that any of the Licences may be revoked or suspended, in whole or in part.

The execution and performance of this Agreement or the purchase of the Sale Shares by the Buyer under this Agreement will not result in the suspension, cancellation, variation, revocation, termination or non-renewal of any of the Licences or give rise to a right to suspend, cancel, vary, revoke, terminate or not renew any of the Licences, and there are no other grounds for the suspension, cancellation, variation, revocation, termination or non renewal of any of the Licences.

7.3	Applicable law

Each Group Member has conducted its affairs in all material respects in accordance with all material Laws and regulations, and substantially complies with all material licences and fee paying requirements that are needed for it to lawfully carry on its business as it is currently being conducted. No Group Member has received written notice of any non-compliance with any such law, regulations or licences which may have a Material Adverse Effect upon the assets or business of the Group Members.

7.4	Anti-bribery laws

No Group Member nor director, officer, agent, affiliate or other person acting on behalf of any Group Member (i) has not complied with any anti-bribery or anti-corruption policies or internal control requirements of the Company or such Group Member; or (ii) has made or offered any payments or transfers of value which have the purpose or effect of bribery, or acceptance of or acquiescence in unlawful or improper means of obtaining business whether or not in contravention of the applicable anti-bribery legislations.

7.5	Anti-money laundering laws

The operations of each Group Member are and have been conducted at all times in compliance with all applicable financial record keeping and reporting requirements and the applicable anti-money laundering statutes of jurisdictions where such Group Member conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines,  issued, administered or enforced  by  any Government Agency (collectively, the “Anti-Money Laundering Laws”) in all material respects, and no action, suit or proceeding by or before any court or Government Agency, authority or body or any arbitrator involving any Group Member with respect to the Anti-Money Laundering Laws is pending or, to the best of the Company’s knowledge having made all usual and reasonable enquiries, threatened.

7.6	Statutory books

The statutory books of each Group Member have been properly kept, are up-to-date and contain complete and accurate details of all material matters required by applicable Laws to be entered in them. No notice or indication that any of them is incorrect or should be rectified has been received.

8.	ASSETS AND LIABILITIES

8.1	Ownership of assets

All assets used by any Group Member for or in connection with its business, or which are required for the continuation of its business both as it is currently conducted, are included in the Management Accounts and are solely legally and beneficially owned by a Group Member with good and full title and all rights attaching to them and are free from all Encumbrances and there is no agreement or commitment to create any Encumbrances and no claim has been made by any person to be entitled to any such Encumbrances. No Group Member has agreed to acquire any asset on terms that ownership of such asset does not pass until full payment is made.

8.2	Ownership of services

The facilities and services to which each Group Member has a contractual right include all facilities and services which are required for the continuation of its business as it is currently conducted.

9.	INTELLECTUAL PROPERTY

9.1	Intellectual Property

A Group Member owns all right, title and interest in and to, or has valid and continuing rights to use, sell and licence, all Intellectual Property Rights owned by or licensed to a Group Member.

9.2	No notice of infringement

No Group Member has received any notice or claim from any person claiming that the use of the Intellectual Property Rights:

(a)	infringes the intellectual property rights of any third party; or

(b)	is in breach of any obligation of confidence owed to any third party.

10.	PROPERTY

10.1	Complete

In this paragraph 10, “Property” or “Properties” means all of the premises and land which are owned, occupied or otherwise used by the Group.

10.2	Title

The Group does not own any Property.

10.3	No dispute

There are no notices, disputes, complaints, liabilities, claims or demands relating to or in respect of the Properties or their use including any dispute or notice from any landlord.

10.4	No breach

All material covenants, conditions and agreements contained in any lease of any Properties, on the part of the landlord and the tenant, have been complied with. No Group Member is in material breach of any lease or licence to occupy any Property or has received a notice of breach or termination of any of them, nor are there any circumstances rendering any of the foregoing likely.

10.5	Fit for purpose

Each Property is in good condition and repair and is substantially fit for the purpose for which it is presently used. There are no circumstances or issues which would in any way limit the current use of the Properties going forward.

10.6	No change of control provisions

Save for the lease agreement entered into by the Company and Hong Kong Cyberport Management Company Limited on 13 May 2020, none of the leases or occupation agreements relating to the Properties can be terminated or amended upon a change in the direct or indirect ownership or control of a Group Member, which will lead to a Material Adverse Effect.

11.	MATERIAL CONTRACTS

11.1	Nature of Material Contracts

Each Material Contract:

(a)	is on arm’s length terms and was entered into in the ordinary course of business;

(b)	is not of an unusual or abnormal nature; and

(c)	is valid, binding and enforceable against the parties to it in accordance with its terms.

11.2	No change of control provisions

No Group Member is a party to any Material Contract under which, upon a change of control of any Group Member, any person is entitled to terminate that agreement.

11.3	No breach

So far as the Seller is aware, no party to any Material Contract is in material breach of it. So far as the Seller is aware, no fact or circumstance exists which might give rise to such a breach.

11.4	No termination

No notice of termination of any Material Contract has been served or received by the Company or any Group Member, there are no grounds for the termination, rescission, avoidance or repudiation of any such contract and there has been no allegation of any such grounds.

11.5	Disclosures

Full details of all Material Contracts have been disclosed in writing to the Buyer.

12.	RECORDS

12.1	Records complete, accurate and up-to-date

The Records of each Group Member are complete, accurate and up-to-date and have been maintained in all material respects in accordance with all applicable laws.

12.2	Filings required by law

All information with respect to the Company or any other Group Member contained in publicly available documents filed by the Company with any securities exchange (including the Stock Exchange) or governmental or regulatory authority (including the Securities and Futures Commission) or issued by the Company to its shareholders (including information contained in annual and interim reports, statutory filings and registrations) is and was, when filed or published, true and accurate in all material respects and not misleading in any material respect.

13.	LITIGATION AND INVESTIGATIONS

13.1

As of the date of this Agreement, no Group Member is engaged in any litigation, arbitration, mediation or other legal proceedings (whether as plaintiff, defendant or otherwise), no litigation, arbitration, mediation or other legal proceedings are, to the knowledge of the Seller, pending or threatened by or against any member of the Group and there are no circumstances likely to give rise to any such proceedings.

13.2

As of the date of this Agreement, no Group Member is the subject of any investigation, enquiry or enforcement proceedings by any regulatory, governmental or other body, no investigations, enquiries, or enforcement proceedings are, to the knowledge of the Seller, pending or threatened and there are no circumstances likely to give rise to any such investigation, enquiry or enforcement proceedings.

14.	INSURANCE

14.1

As of the date of this Agreement, the insurance policies maintained by or covering each Group Member are in full force and effect, none are void or voidable, no claims are outstanding, no event has occurred which might give rise to any claim and all premiums due and payable have been paid.

14.2	During the two (2) years immediately preceding the date of this Agreement, no individual insurance claim in excess of HK$100,000 has been made by any of the Group Members.

15.	EMPLOYEES

15.1

The employees of the Group include those set out in Annexure C. As of the date of this Agreement, there are no terms and conditions in any contract with any employee of any Group Member, and no commitment has been made (whether or not legally binding) by any Group Member to any of its employees, pursuant to which such employee will be entitled to receive any payment or benefit or such employee’s rights will change, or an entitlement of such employee to terminate his employment or engagement will be triggered, as a direct consequence of the completion of the transaction contemplated by this Agreement.

15.2

The general terms of employment or engagement of all employees of the Group are such that their employment or engagement may be terminated by not more than one (1) month’s notice given at any time, save as the employment of the chief executive officer and chief financial officer of the Company with three (3) months’ notice period, without liability for any payment including by way of compensation or damages (except for any compensation under any applicable statutory regime in the relevant jurisdiction).

15.3

Since the Last Balance Date, no Group Member has made, announced or proposed any material changes to the salary or benefits of or any bonus to any of its employees and no Group Member is under any express or implied obligation to make any such changes with or without retrospective operation.

15.4

As of the date of this Agreement, all salaries, wages and fees and other benefits of all employees of the Group have, to the extent due, been paid or discharged in full together with all related payments to third party benefit providers or relevant authorities.

16.	SHAREHOLDINGS AND MEMBERSHIPS

16.1	Shareholdings

Save as Disclosed, the Company is not a holder or a beneficial owner of:

(a)	any shares or other capital of another company; or

(b)	any other shares, debentures, stocks, bonds, notes, interests in a managed investment scheme, units, warrants, options, derivative instruments or any other securities;

except for the Company’s shareholding in each other Group Member.

16.2	Memberships

Save as Disclosed, the Company is not, or has not, agreed to become:

(a)	a member of any joint venture, consortium, partnership or unincorporated association (other than a recognised trade association); or

(b)	a party to any contract for participating with others in any business sharing commissions or other income.

17.	INFORMATION

17.1	Accuracy

All information relating to the Group or the Company (as the case may be) given by the Seller, or the Seller’s Representatives, in the course of negotiations leading to this Agreement and Completion, and the facts set out in the schedules and annexure to this Agreement, is complete, correct and not misleading, in all material respects.

18.	Arrangements with the Seller

(a)

No indebtedness (actual or contingent) and no contract or arrangement is outstanding between any of the Group Member and the Seller or any of their respective associates, save for the provision of the big data service agreement entered into by the Company and the Seller dated 13 September 2021 (the “Big Data Service Agreement”) and the account payables from the Seller to the Company pursuant to the Big Data Service Agreement.

(b)	The Seller has no claim of any nature in respect of the Big Data Service Agreement against any of the Group Members nor has it assigned such right to any other person.

19.	TAX AND DUTY

19.1

Save as Disclosed, all liabilities of each Group Member for Tax as at the Last Balance Date are fully provided for in the Last Accounts and all Tax for which each Group Member is liable or is liable to account has been duly paid (insofar as it ought to have been paid) and each Group Member has made all such withholdings, deductions and retentions that it was obliged or entitled to make and has accounted in full to the appropriate authority for all amounts so withheld, deducted and retained.

19.2	As of the date of this Agreement, each Group Member has maintained all records in relation to Tax which it is required to maintain, in accordance with any applicable requirements.

19.3

As of the date of this Agreement, no Group Member is involved in any dispute in relation to Tax with any Taxation Authority and there are no circumstances existing which make it likely that such a dispute will arise.

19.4

As of the date of this Agreement, no Group Member has received any notice from any Taxation Authority which required or will or may require such Group Member to withhold Tax from any payment made since the Last Balance Date or which will or may be made after the date of this Agreement.

19.5

As of the date of this Agreement, all returns to be submitted, all information required to be supplied and all notices and payments required to be made by each Group Member in each case for the purposes of Taxation have been submitted, supplied or made punctually on a proper basis, all such returns, information, notices and payments are correct and there is not, and there is not likely to be, any dispute or enquiry in respect of any of them with any Taxation Authority.

19.6

As of the date of this Agreement, no Group Member has within three (3) years from the date of the Agreement paid or become liable to pay, nor are there any circumstances by virtue of which any member of the Group is likely to become liable to pay, any penalty, fine, surcharge or interest in connection with any Tax.

19.7

As of the date of this Agreement, no member of the Group has within the three (3) years before the date of this Agreement been the subject of an investigation or audit by or involving any Taxation Authority and there are no circumstances existing which make it likely that such an investigation or audit will be made.

19.8

As of the date of this Agreement, no Group Member has been involved in any scheme, arrangement, transaction or series of transactions in which the main purpose or one of the main purposes was the evasion of Tax.

19.9

As of the date of this Agreement, each Group Member has complied with all statutory provisions, rules, regulations, orders and directions concerning the relevant value added or turnover tax in any relevant jurisdiction in all material respects.

19.10

In this paragraph 19, “Tax” or “Taxation” means any form of taxation, levy, duty, charge, contribution or imposition of whatever nature (including but not limited to any fine, penalty, surcharge or interest in relation thereto) imposed by a local municipal, governmental state, federal or other body or authority in Hong Kong or elsewhere. “Taxation Authority” means any governmental, semi-governmental, administrative, fiscal, judicial or quasi-judicial body, department, commission, authority, tribunal, agency or entity responsible for Tax, wherever situated.

SCHEDULE 3

BUYER’S WARRANTIES

The Buyer hereby represents and warrants to the Seller that:

1.The Buyer is a company duly incorporated and validly existing and in good standing under its jurisdiction of incorporation. The Buyer has the corporate powers and authorities to carry on its business and to own and hold the assets used therewith.

2.Subject to clause 5.1(b)(ii), all approvals required for the execution and delivery by the Buyer of this Agreement and consummation of the transactions contemplated hereby have been obtained or made and are in full force and effect.

3.The Buyer has duly and validly executed and delivered this Agreement, which constitutes legally binding and enforceable obligations of the Buyer. The Buyer is entitled to purchase and receive from the Seller the Sale Shares on the terms of this Agreement and in compliance with the constitutional documents of the Company.

SIGNING PAGE

DATED: 12 July 2022

Seller

SIGNED by	)
Yuan Qiang	)
for and on behalf of BIT MINING LIMITED in the presence of:	) ) ) )
	) ) ) ) ) ) ) ) ) ) ) ) )	By executing this Agreement the signatory warrants that the signatory is duly authorised to execute this Agreement on behalf of BIT MINING LIMITED
Address of witness	)

Buyer

SIGNED by	)
Mak Lam for and on behalf of MANFUL KINGDOM LIMITED in the presence of:	) ) ) ) ) ) )
	) ) ) ) ) ) ) ) ) ) ) ) ) )	By executing this Agreement the signatory warrants that the signatory is duly authorised to execute this Agreement on behalf of MANFUL KINGDOM LIMITED
Address of witness

ANNEXURES

Annexure A – Organisation Chart

乐透互娱
LOTO INTERACTIVE

Corporate Tree as at 5 July 2022

Loto Interactive Limited
(Cayman Islands)
Rising Wave International Limited
Brighten Express Limited
Interactive Lab Limited
Precious Success Holdings Limited
Global Score Asia Limited
Trade Express Services Inc.
PAL Development Limited
Capital Management LLP
Virtual Asset Ratings Limited
Hong Kong Interactive Lab Limited
ChatMagic Capital Limited
Interactive Medical Lab Corporation
(Delaware)
Directors
Zheng Jiao
Yuan Liangdong

Annexure B – Management Accounts

CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

As at 30 June 2022

As at
30 June
2022
(Unaudited)
HK$’000
Non-current Assets
Property, plant and equipment	23,416
Right-of-use assets	4,185
Investment in associates	3,495
Loan receivables	30,000

Total Non-current Assets	61,096

Current Assets
Trade and other receivables	7,959
Prepayments, deposits and other receivables	34,832
Bank balances and cash	29,881

Total Current Assets	72,672

Current Liabilities
Trade payables	1,991
Accruals and other payables	12,111
Amount due to a related company	2,334
Lease liabilities	4,602
Tax payable	3,278

Total Current Liabilities	24,316

Net Current Assets	48,356

Total Assets less Current Liabilities	109,452

Non-current Liabilities
Lease liabilities	2,758

Total Non-current Liabilities	2,758

Net Assets	106,694

EQUITY
Equity attributable to owners of the Company
Share capital	54,838
Reserves	52,136

106,974

Non-controlling interests	(280)
TOTAL EQUITY	106,694

CONDENSED CONSOLIDATED STATEMENT OF PROFIT OR LOSS

As at 30 June 2022

Six-month period
ended 30 June 2022
(Unaudited)
HK$’000
REVENUE	15,270
Cost of sales and service rendered	(16,163)

Gross profit	(893)

Other income and gains	188
Administrative expenses	(26,989)
Finance costs	(50)
Other expenses	(116)
Share losses of associates	(18)

LOSS BEFORE TAX	(27,878)

Income tax credit	—
LOSS FOR THE PERIOD	(27,878)

Annexure C – List of employees of the Group

Annexure D - Share Options Summary as at 30 June 2022

PRIVATE & CONFIDENTIAL

Loto Interactive Limited

Share Options Summary (22 June 2022)

		$1.100	$0.260
		Grant Date	Grant Date
		1 April 2019	10 August 2020	Total

English Name	Chinese Name

Director
Zhang Jing	張靜	466,800	3,100,000	3,566,800
Yan Hao	嚴浩	200,000	3,100,000	3,300,000
Huang Lilan	黃莉蘭	1,000,000	1,000,000	2,000,000
Yang Xianfeng	楊險峰	2,066,800	3,100,000	5,166,800
Lin Sen	林森	200,000	200,000	400,000
Huang Jian	黄健	—	200,000	200,000
Total Director		3,933,600	10,700,000	14,633,600

Others
Wang Bingzhong	王秉中	3,100,000	—	3,100,000
Yuan Qiang	袁強	3,100,000	3,100,000	6,200,000
Yu Bo	余波	3,100,000	3,100,000	6,200,000

Total: Others		9,300,000	6,200,000	15,500,000

Total:		13,233,600	16,900,000	30,133,600

Remarks :
Options granted to terminated employees are only lapsed after 3 months.

							Issued shares as at the date	Closing Price	par value per share
Date o Share Allotment	Exercise of Share Options	Share Consolidation	Placing	Subscribtion of shares	Remark	Date of Notification of exercise of SO	3,145,935,836
July 2017 - 8 April 2019
9 April 2019	2,332,000				exercise of SO (Zhang Jing)	9 April 2019	3,148,267,836	0.209	HK$0.01
10 April 2019	10,332,000				exercise of SO (Yang Xianfeng)	10 April 2019	3,158,599,836	0.205	HK$0.01

28 May 2020		-2,842,739,853			share consolidation	-	315,859,983	-	HK$0.10

9 Oct 2020			63,164,000		placing of shares	-	379,023,983	-	HK$0.10

26 March 2021				169,354,839	allot and issue of shares to BIT Mining Limited @HK$0.62 per share	-	548,378,822	-	HK$0.10